PRISM NON-EXCLUSIVE LICENSE AGREEMENT

     This agreement ("Agreement") is made this 28 day of April 1998, by Nestor, Inc., a Delaware corporation, having a place of business at One Richmond Square, Providence, RI 02906 ("Nestor"), and Transaction Systems Architects, Inc., a Nebraska corporation, having a place of business at 330 South 108 Avenue, Omaha, NE 68154, on behalf of itself and all of its current and future Subsidiaries (collectively "TSA" and together with Nestor, the "Parties" and each singularly a "Party"). A Wholly-owned Subsidiary shall be any entity that is owned 100% by TSA. A Non-wholly-owned Subsidiary shall be any entity that is at least 50% owned by TSA but is not a Wholly-owned Subsidiary. TSA and its Subsidiaries shall be jointly and severally liable hereunder. A current list of Subsidiaries is set forth on Schedule G. An updated Schedule G will be provided upon Nestor's request. If during the term of this Agreement a Wholly-owned Subsidiary becomes a Non-wholly-owned Subsidiary it have only the rights of a Non-wholly-owned Subsidiary; if during the term of this Agreement a Subsidiary becomes a Non-Subsidiary it have only the rights, if any, of a Non-Subsidiary. All Subsidiaries are either Wholly-owned Subsidiaries or Non-wholly-owned Subsidiaries.


     Other capitalized terms not defined herein are defined in Schedule A.

     WHEREAS TSA wishes to acquire a world-wide, non-exclusive, limited license to copy, use and sublicense a software product developed by Nestor called PRISM (the "Nestor Software"), which software is more fully described in Schedule A;

     NOW THEREFORE, the Parties agree as follows:

I.   Grant of License.

A. Subject to the provisions of this Agreement, Nestor hereby grants to TSA, and TSA accepts, a personal, nontransferable and non-exclusive, world-wide license (the "License"), but only:

1. to use, on the premises of TSA and by TSA employees only, those portions of the Nestor Software which are identified in the Schedule as source code for

     (i) creating interfaces between the Nestor Software and TSA Products,

     (ii) translating into foreign languages the English language expressions that form part of the graphical user interface of the Analysis/Review System (in the event Nestor desires to use such translation with its other licensees Nestor shall reimburse TSA the pro-rata reasonable costs of developing such translation) and

     (iii) modifying the Analysis/Review System; provided that, in the case of this clause (iii), (a) TSA shall have first requested that Nestor make such modification and Nestor shall have declined to do so, and (b) such modification shall become a part of the Nestor Software and shall be owned by Nestor and licensed to TSA under this Agreement, except that Nestor's obligations pursuant to Sections IV A and V B shall not apply to any such modification made TSA; and further provided that unless Nestor has approved the modification if done by TSA, Nestor's obligations pursuant to Section VIIIA shall not apply to any such modification or any other portions of the Nestor Software effected by such modifications.

2. to sublicense and distribute, within the Field-of-Use, in object-code form only, copies of Nestor Software to customers ("Sublicensees") (provided that TSA reproduces on all such copies any copyright and other proprietary notices of Nestor); and

3. to reproduce, modify, and adapt the user documentation of the Nestor Software, provided any such modification that may affect Nestor's intellectual property rights shall be subject to Nestor's prior written approval; and

4. to use, on the premises of TSA and by TSA employees only, copies of the Nestor Software solely for testing, development (only as set forth in Section I.A.1), and maintenance purposes and object code only copies for demonstration purposes; and

5. to appoint TSA distributors ("Distributors") which may exercise some or all of the rights granted to TSA herein in the same manner as TSA can exercise such rights; provided

     (i) TSA shall not deliver to any Distributor any part of the Nestor Software in source code, except TSA may disclose to any Distributor the source code described in Section I.A.1.(ii), but only for the purpose of translation into foreign languages as permitted by Section I.A.1.(ii);

     (ii) To the maximum extent permitted by law, TSA shall prohibit each Distributor from disassembling, decompiling, or "reverse engineering" any part of the Nestor Software delivered in object code, and

     (iii) TSA shall have entered into an agreement with each Distributor containing such terms and conditions as are necessary to effectuate the provisions and/or limitations on use of Sections I.B and V.C, D, E and F of this Agreement.

     TSA will indemnify, defend and hold Nestor harmless from all expenses, damages and costs (including reasonable attorney's fees) or losses resulting from (i) any act or omission by any Distributor that would breach the provisions of this Section I.A.5 and (ii) any act or omission of a Distributor that, if committed by TSA, would constitute a breach of this Agreement;

B. Except as expressly permitted in Section I.A of this Agreement, and except as required to effectuate the intentions of the Parties as expressly set forth herein, TSA shall not have any right to use, sublicense, copy, modify, create derivative works from, rent, lease, assign or transfer any Nestor Software.

     To  the  maximum   extent   permitted  by  law,  TSA  is  prohibited   from
disassembling, decompiling, or "reverse engineering" in any way any part of the Nestor Software delivered to TSA in object-code form.

C. All rights not expressly granted to TSA are reserved by Nestor. All modifications made by TSA under Subsection I.A.1 shall become a part of the Nestor Software and shall be owned by Nestor and licensed to TSA under this Agreement, and TSA hereby grants to Nestor all right, title and interest, including but not limited to copyright rights in such modifications.

D. Nestor agrees, so long as this Agreement is in place, not to grant a similar re-seller license to any third party which would allow such third party to sublicense the Nestor Software on a Base24 software platform nor shall grant a similar re-seller license to the entities listed on Schedule D. TSA may, not more often than two years and on ninety days notice, change the identities (but not the total number) of the entities on such Schedule. This subsection D is not applicable to licenses which Nestor has in place with third parties as of the date of this Agreement or at the date of a change in the Schedule, nor shall it be applicable for licenses which Nestor is required to offer by statute or applicable precedent.

E. Notwithstanding anything set forth above, Distributors and Non-wholly-owned Subsidiaries may only use, under this Section, the Nestor Software for the purposes set forth in subsection I.A.1(ii) above. No source code other than as necessary to develop the modifications set forth in subsection I.A.1(ii) above shall be provided to Distributors or Non-wholly-owned Subsidiaries.

F. TSA shall take all lawful steps to fully and timely enforce all provisions of any agreement of any kind between it and any Distributor, Sublicensee, consultant or third party which agreement is authorized by this Agreement and relates in any way or is in connection with the Nestor Software or the Nestor Technology. TSA shall promptly notify Nestor of any such commencement of any such enforcement action and provide Nestor with such status reports therein as Nestor may reasonably require. TSA shall promptly notify Nestor if the validity of Nestor's patent, copyright, trade secret, trademark or other proprietary property rights have become at issue in any such action, in which case Nestor may at any time thereafter assume the responsibility for enforcement of such action. If Nestor assumes such responsibility, TSA shall have no further responsibility or liability therefor, Nestor shall have the right to make all decisions in the matter and any action Nestor may take therein shall be without any liability of Nestor to TSA.


II. Right to Sublicense.

A. A sublicense may not:

     (1) transfer any right, title or interest in the Nestor Software (other than the right to use Nestor Software under the terms of the sublicense;

     (2) allow any Sublicensee to re-sublicense, unless such Sublicensee was never intended to be an entity for which the Nestor Software was to be used on a productive basis; provided any North American Sublicensee will not be allowed to sublicense under any circumstances without Nestor's written consent.

B. Each sublicense shall also contain substantially those terms set forth in Sections 1.0, 8.0, 10.0 and 11.0 of the Base 24 Agreement and Sections 2.2, 2.6, 2.7, 2.8, 6.0, 7.0, 8.0, 9.0. 11.0, and 12.0 of the Attachment, as set forth on
Schedule C.

C. Upon request, TSA shall deliver to Nestor one copy of (i) all documentation relating to each version of the Nestor Software, including but not limited to all packaging and related materials of any kind referring to Nestor, the Nestor Software or using any trademark of Nestor, and (ii) all TSA advertising or other marketing material of any kind referring to Nestor, the Nestor Software or using any trademark of Nestor.

III. Royalty Rate, Payment and Related Matters.

A. TSA shall pay to Nestor during the term of this Agreement royalties as set forth in Schedule A. Any amount due under this Agreement shall be paid when specified in this Agreement, or, if not so specified, within thirty (30) days after the date of any invoice therefor.

     Except as provided in Section IV of this Agreement and except if a breach of VIII.A requires TSA to refund amounts received under a sublicense or distribution agreement, no payment shall be subject to a refund.

     All payments due to Nestor from TSA shall be made in U.S. Dollars. If the Royalty Base underlying the calculation of any part of Earned Royalties shall he received by TSA in currency other than U.S. Dollars, such Royalty Base shall be converted to U.S. Dollars at the exchange rate published in the Wall Street Journal for the last day of the month immediately preceding the date of payment of such Earned Royalty.

     Nestor may charge interest on any amount not paid when due at the lower of one (1 %) percent per month or the maximum rate allowed by law.

B. TSA shall be liable and responsible for payment of all taxes and duties (except income taxes accrued against Nestor) arising from this Agreement and shall indemnify and hold Nestor harmless from any failure of TSA to do so.

C. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, TSA shall deliver to Nestor a report setting forth the number of sublicenses of Nestor Software during such quarter, together with an accounting of all amounts constituting a part of the Royalty Base and a calculation of Earned Royalties. TSA will keep such records as will enable the royalties payable hereunder to be accurately determined by Nestor. Such records will be retained by TSA and made available, not more frequently than once during each calendar year of this Agreement, to an independent certified public accountant selected by Nestor for examination at the request and at the expense of Nestor during reasonable business hours at the offices of TSA for a period of at least five (5) years after the date of the transactions to which the records relate.

     If any such audit determines that TSA has understated an amount owed to Nestor by TSA, TSA shall promptly pay to Nestor the amount of such understatement. If any audit determines that any such amount is understated by more than five percent (5%), TSA shall additionally reimburse Nestor for the costs of that audit. If any such audit determines that TSA has overpaid an amount owed to Nestor by TSA, TSA shall be entitled to a credit against future amounts owed to Nestor in the amount of such overpayment.



IV. Third-Party Claims and Actions; Infringement and Unauthorized Use

A. Provided TSA has promptly upon learning of a claim or action (but in any event with sufficient notice not to cause Nestor's loss of its right to defend) notified Nestor in writing of an claim or action in which it is alleged that the Nestor Software infringes (i) a United States issued patent, trade secret, or copyright or (ii) a foreign patent, trade secret or copyright, and TSA, at no cost to Nestor (except for reasonable out-of-pocket expenses), fully cooperates with Nestor in such settlement or defense, then Nestor at its sole expense shall take sole control of the settlement of such claim and the defense of any litigation resulting solely therefrom and shall be responsible for the costs of such defense and will indemnify and hold TSA harmless from the cost of any settlement or judgment resulting solely therefrom.

     If, in connection with any such claim, Nestor deems it advisable to replace parts of the Nestor Software, TSA shall accept such replacement provided that it has substantially the same functions and features as the part replaced and is replaced at no cost to TSA or its Sublicensees. If, as a final result of a claim described in the first sentence of this Section, the use by TSA or its Sublicensees of the Nestor Software is enjoined, Nestor shall, at its sole option either (i) replace such parts of the Nestor Software as have been enjoined (provided that it has substantially the same functions and features as the part replaced and is replaced at no cost to TSA or is Sublicensees), or (ii) procure a license for TSA and its Sublicensees to use same at no additional cost to TSA or its Sublicensees, or (iii) reimburse to TSA 40% of the amounts which TSA would have to pay Sublicensees under Section 8.2 of Attachment A of Schedule C.

     Notwithstanding the foregoing and subject to Section V.E of this Agreement, Nestor assumes no obligation or liability for, and TSA will indemnify, defend and hold Nestor harmless from any and all expenses, damages, costs (including reasonable attorneys' fees) or losses resulting from any claim or action of patent infringement, copyright infringement, trade secret violation, trademark or trade-name infringement or infringement of any other proprietary right arising from or relating to

     (i) the use of the Nestor Software in combination with any other product, if the use of the Nestor Software alone would not have given rise to such claim,

     (ii)   Nestor's   compliance   with  TSA's   design,   specifications,   or
instructions,

     (iii) any actions or claims of trademark infringement involving any marking or branding not applied or approved in advance by Nestor,

     (iv) any modification of the Nestor Software not made by Nestor (whether or not approved by Nestor), or

     (v) any claim of direct or contributory infringement of any process patent arising from the use of any Nestor Software if the use of the Nestor Software in accordance with its documentation would not have given rise to such claim.

     This Section IV.A states the entire liability and obligation of Nestor and TSA and the exclusive remedy of TSA and its Sublicensees with respect to any actions or claims of alleged infringement relating to or arising out of the subject matter of this Agreement.

B. TSA shall promptly notify Nestor (with full particulars) of any possible infringers or unauthorized users of the Nestor Software of which TSA obtains knowledge. Nestor, in its sole discretion, shall determine what steps, if any, are to be taken with respect to any infringement or unauthorized use of the Nestor Software and any damages recovered shall he payable solely to Nestor. TSA agrees to fully cooperate with Nestor, at no cost to Nestor (except for reasonable out-of-pocket expenses), in all stages of any such action. In no event shall Nestor be obligated hereunder to commence legal proceedings.


V. Warranties and Covenants.

A. Each Party does hereby warrant that this Agreement has been duly and validly authorized and executed by it and is its valid and binding obligation and that it has the legal right and authority to execute this Agreement and to conduct its activities as contemplated by this Agreement.

B. Nestor warrants that no claim has been made by any third party that the Nestor Software infringes any United States issued patent, trade secret or copyright of any such third party. Nestor warrants that it knows of no claim by any third party that the Nestor Software infringes any foreign patent, copyright or trade secret of such third party.

C. Nestor warrants that, for a period of ninety (90) days after each installation, the Nestor Software shall substantially conform to the document titled, Prism Functional Description, which is annexed hereto as Schedule C solely for the purpose of listing such functions; provided, however, that such warranty shall be voided in its entirety with respect to any Nestor Software to which TSA shall have made any functional modification without Nestor's approval or to any Nestor Software which shall have been installed in a manner not in accordance with a mutually agreeable installation guide.

D. EXCEPT AS PROVIDED IN B, C AND F OF THIS SECTION V, THE NESTOR SOFTWARE IS LICENSED AS-IS. NESTOR DOES NOT WARRANT THAT THE NESTOR SOFTWARE AND THE TECHNOLOGY EMBODIED THEREIN ARE CAPABLE OF INDUSTRIAL REALIZATION OR COMMERCIAL EXPLOITATION, THE RISKS OF WHICH ARE BEING ASSUMED SOLELY BY TSA, AND NESTOR SHALL HAVE NO RESPONSIBILITY FOR THE CONSEQUENCES OF ANY SUCH FAILURE OF INDUSTRIAL REALIZATION OR COMMERCIAL EXPLOITATION. IT IS UNDERSTOOD THAT NESTOR IS NOT MAKING AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES THAT THE MANUFACTURE, USE, SUBLICENSING OR SALE OF THE NESTOR SOFTWARE WILL NOT INFRINGE THE PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER PROPRIETRAY RIGHTS OF ANY THIRD PARTY.

E. EXCEPT AS PROVIDED IN B, C AND F OF THIS SECTION V, NESTOR EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

F. REGARDLESS OF WHETHER ANY REMEDY HEREIN FAILS OF ITS ESSENTIAL PURPOSE, IN NO EVENT WILL NESTOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, THE NESTOR SOFTWARE OR THE USE OF THE SAME (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST INFORMATION, LOST SAVINGS, LOST PROFITS OR BUSINESS INTERRUPTION), EVEN IF NESTOR HAS BEEN INFORMED, IS AWARE, OR SHOULD BE OR SHOULD HAVE BEEN AWARE, OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING CONTAINED IN THIS SUBSECTION F IS INTENDED TO LIMIT NESTOR'S OBLIGATIONS UNDER SECTIONS IV.A.

     THE SOLE REMEDY FOR ANY DISK OR OTHER, MACHINE READABLE MATERIAL SUPPLIED BY NESTOR WHICH IS PHYSICALLY DEFECTIVE SHALL BE, AT NESTOR'S OPTION, REPLACEMENT OF SUCH DISK OR MATERIAL OR REFUND OF THE ROYALTY PAID TO NESTOR RELATING TO SUCH DISK OR MATERIAL.

     EXCEPT FOR INDEMNIFICATION OF TSA BY NESTOR PURSUANT TO SECTION IV A, IN NO EVENT WILL NESTOR BE LIABLE IN DAMAGES OR OTHERWISE IN EXCESS OF THE ROYALTIES RECEIVED BY NESTOR FROM TSA HEREUNDER.

     EXCEPT FOR BREACHES OF THIS AGREEMENT AFFECTING NESTOR'S INTELLECTUAL PROPERTY RIGHTS (INCLUDING BUT NOT LIMITED TO BREACHES OF SECTIONS I, II, V. F.
(1) AND (2) AND (4), AND VII OF THIS AGREEMENT) AND REGARDLESS OF WHETHER ANY REMEDY HEREIN FAILS OF ITS ESSENTIAL PURPOSE, IN NO EVENT WILL TSA BE LIABLE FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, THE NESTOR SOFTWARE OR THE USE OF THE SAME (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST INFORMATION, LOST SAVINGS, LOST PROFITS OR BUSINESS INTERRUPTION), EVEN IF TSA HAS BEEN INFORMED, IS AWARE, OR SHOULD BE OR SHOULD HAVE BEEN AWARE, OF THE POSSIBILITY OF SUCH DAMAGES.

G. TSA further agrees that:

     (1) it will not use, market, sublicense, deliver or transfer in any way the Nestor Software in violation of any applicable law, rule or regulation of the United States, or any State of the United States or any foreign country of applicable jurisdiction (including without limitation any United States law, rule or regulation relating to technology export or transfer) and it will obtain at its own cost any required export licenses; provided Nestor will provide all reasonable cooperation in TSA's efforts to obtain such export license and if such license is used by Nestor with other licensees Nestor will reimburse TSA a pro-rata amount of TSA's costs for such license.

     (2) it will not accept any purchase order or contract (including without limitation any United States or foreign government contract) that by its terms or by the operation of law will abridge or otherwise diminish Nestor's intellectual-property rights in and/or to the Nestor Software (and all such orders or contracts with-any government agency will include "restricted" or "limited" rights provisions, or their equivalents, or be on no less favorable terms to Nestor);

     (3) this Agreement is a license agreement only, not an agreement for the sale of the Nestor Software, and neither TSA nor any Sublicensee obtains any right in or to the Nestor Software other than as provided in this Agreement or the sublicenses.

     (4) TSA shall not infringe the copyright or other propriety rights in the Nestor Software nor permit others within TSA's control (including Distributors) to do so.

     (5) it will be solely responsible and liable for all necessary or desirable steps to market and (subject to Nestor's providing the engineering and consulting support set forth in Section VIII.A), to adequately support and maintain, the Nestor Software.

     (6) As between TSA and its Sublicensees TSA is solely responsible for warranting the Nestor Software and liable for any warranty claims therefor (either express, implied or otherwise);and

     (7) it is solely responsible for all expenses incurred by it in its performance of this Agreement.

     (8) As between TSA and Nestor, TSA assumes all responsibility and liability of the selection of the Nestor Software to achieve the results intended and for the use of and results obtained from the Nestor Software.


VI. Term, Extension, Expiration or Termination.

A. This Agreement shall be effective as of the date set forth on page 1 and shall continue thereafter for a term of ten (10) years.

B. TSA may at its option, extend the term of this Agreement for successive one-year terms up to a maximum of twenty one-year terms if either

     (i) TSA shall have paid to Nestor during the calendar year immediately preceding such extension Earned Royalties of not less than two million dollars ($2,000,000) or

     (ii) TSA owns, at the end of such calendar year, not less than ten per cent of the then issued and outstanding shares of Nestor or

     (iii) TSA chooses to and does pay the difference between the Earned Royalties paid during such calendar year of this Agreement and $2,000,000.

C. Either Party may terminate this Agreement and the License by written notice to the other Party, if such other Party shall breach any of the provisions of this Agreement and such breach continues for at least thirty (30) days after notice thereof. TSA may terminate this Agreement and the License by delivering to Nestor one hundred eighty (l80) days advance written notice thereof.

D. Notwithstanding the foregoing, this Agreement shall immediately terminate if TSA liquidates, dissolves, shall be adjudicated insolvent, files or has filed against it a petition in bankruptcy or for reorganization which, if filed against TSA, has not been discharged within one hundred and eighty (180) days of filing, takes advantage of any insolvency act or proceeding, including an assignment for the benefit of creditors, or commits any other act of bankruptcy; provided, however, that Nestor shall only have the right to suspend the License and Nestor's performance of its obligations under this Agreement during the pendency of any undischarged involuntary bankruptcy or reorganization.

E. Notwithstanding any termination or expiration of this Agreement, the License and any Sublicenses shall continue in effect with respect to any Nestor Software sublicensed by TSA prior to termination or expiration. In addition, TSA shall remain liable for all amounts which have accrued but not been paid as of the date of termination.

     In the event of termination of this Agreement for breach, all future payments by Sublicensees that constitute part of the Earned Royalty Base shall inure to the benefit, and be payable to the account of, the non-breaching Party.

     In the event of termination of this Agreement by TSA for breach, TSA shall pay to Nestor during the remaining term of the respective Sublicensees, for each Sublicense then in effect, the greater of (i) the maintenance fee provided for in the Sublicense or (ii) an annual amount equal to fifteen percent (15%) of the Initial License Fees set forth in such Sublicense.

     In addition thereto, TSA shall pay to Nestor any out-of-pocket costs of Nestor in connection with maintenance-related travel to Sublicensee sites.

     In consideration of such fees and reimbursed costs, Nestor will provide to Sublicensees during the lesser of (i)the remaining term of the Sublicense in question, or (ii) five (5) years from the date of termination or expiration of this Agreement, the maintenance support set forth in Section VIII A of this Agreement.

     Termination or expiration of this Agreement and the License will not release TSA from any of its obligations or liabilities accrued or incurred under this Agreement, or rescind or give rise to any right to rescind any payment made or other consideration given hereunder.

     Upon termination or expiration of this Agreement and the License, TSA shall cease all marketing and other activities under the License and shall (i) at Nestor's election, immediately deliver to Nestor or irretrievably destroy, or cause to be delivered or destroyed, any and all Copies of the Nestor Software in whatever form and any written or other materials relating to the Nestor Software in TSA's possession, custody or control, and (ii) within thirty (30) days, deliver to Nestor a certification thereof; provided if Nestor decides not to assume an assignment of all sublicenses TSA may retain a copy of the Nestor Software solely for the purposes of maintenance and support.

VII. Confidentiality.

     TSA acknowledges that (i) the data and information relating to the functioning of the Nestor Software, and (ii) any other information that is marked "Confidential" (in either case, whether oral, written or in machine-readable form) disclosed to TSA by Nestor pursuant to the provisions of this Agreement (collectively, the "Nestor Technology") contain valuable trade secrets and other proprietary information of Nestor, that unauthorized use or disclosure of such Nestor Technology would irreparably injure Nestor, which injury cannot be remedied solely by the payment of money damages. TSA shall hold in strict confidence and not disclose, reproduce or use the Nestor Technology with the exception of information which:

     (i) is already in the public domain at the time of disclosure; or (ii) after disclosure becomes a part of the public domain by publication other than by TSA in violation of this Agreement; or (iii) is received by TSA from a third party who did not require such information to be held in confidence and who did not acquire, directly or indirectly through one or more intermediaries, such information from Nestor under any obligation of confidence; or (iv) is agreed to by Nestor in this Agreement or otherwise in writing in advance of such use, publication or reproduction or (v) if required by law pursuant to a governmental or judicial mandate, provided TSA shall have given Nestor prompt notice of such mandate and provided further that TSA shall have taken no action to prevent or interfere with efforts Nestor may take to intervene in any such proceeding or otherwise to prevent such disclosure; or (vi) as necessary to enforce TSA's rights and Nestor's obligations under this Agreement; provided TSA shall have given Nestor prompt notice of such planned disclosure and have given Nestor an opportunity to seek in any such proceeding or otherwise a protective order with respect to such disclosure.

     Unless prohibited by another provision of this Agreement, TSA may disclose the Nestor Technology only to its employees, consultants and to Distributors and their respective employees, provided the entity to whom a disclosure is made (i) needs to know same in order to effectuate the purposes of this Agreement, and
(ii) has entered into a confidentiality agreement substantially equivalent to the foregoing provisions of this Section VII A.

     TSA agrees to cooperate fully with Nestor, at no cost to Nestor (except for reasonable out-of-pocket expenses), in any action or proceeding whereby Nestor seeks to prevent or restrain any unauthorized use of the Nestor Technology or to seek damages therefor.

B. TSA shall not disclose to Nestor any information that TSA considers to be confidential without first have received Nestor's consent to receive such disclosure. Any confidential information accepted by Nestor pursuant to such consent shall be held in confidence under the same terms and conditions as those applicable to TSA as set forth in subsection A of this Section VII. Nestor shall promptly return, and not retain any copies of, any TSA information marked "confidential" which it does not agree to hold in such confidence.

     Nestor  acknowledges that the information to be delivered to it pursuant to
Section III D of this Agreement shall be deemed to be confidential.

C. All of the provisions of this Section VII shall survive any termination or expiration of this Agreement or License.


VIII. Consulting, Training And Other Services; Enhancements and Upgrades.

A. During the term of this Agreement, and provided that TSA is then in full compliance with all of the terms and conditions of this Agreement (except for breaches which have been fully and timely cured), Nestor shall provide to TSA such commercially reasonable maintenance support services related to the use of the Nestor Software as are described in pages 3 and 4 of the Nestor document titled PRISM Software and Client Support (excluding the Installation Program described therein), a specimen of which is attached to this Agreement as Schedule E.

     In addition, provided (i) all error fixes and upgrades then previously provided by Nestor have been installed; (ii) the Nestor Software is operated properly in accordance with any applicable manuals and other instructions and
(iii) the hardware and software which is directly or indirectly connected or interconnected with the Nestor Software complies at all times with a support obligation no less favorable to the user than the provisions of this paragraph, then support services will include modifications as necessary to ensure that all Nestor Software licensed by TSA and delivered to Sublicensees is Year 2000 Compliant. "Year 2000 Compliant" shall mean the ability of the software to process calendar days falling on or after January 1, 2000 in the same manner as it does for calendar dates before such date.

B. Such other services shall be done by Nestor only upon Nestor's acceptance, in its sole discretion, of a written request from TSA, which request shall be in the form of a work order setting forth the work being requested, the identity and location of the relevant Sublicensee, and the requested installation or delivery date. Upon acceptance of any such work order, Nestor shall furnish a quotation, and such quotation shall remain in effect for ninety (90) days from its date. The Parties expressly acknowledge and agree that TSA shall be permitted to discount Nestor's quotation up to a maximum discount of ten per cent (10%) without the prior written consent of Nestor.

     Except as provided in the Schedule, fees attributable to installation, consulting, and/or customization services shall be retained by the Party performing such services and shall not be subject to any Earned Royalty.

C. In consideration of such services, TSA shall pay to Nestor for all services rendered pursuant to this Section VIII.B engineering fees at the rates set forth in the Schedule. The rates shall remain in effect for one year following the date of execution of this Agreement and thereafter shall be adjusted as set forth in the Schedule.

     TSA shall also reimburse to Nestor Nestor's reasonable travel expenses incurred in providing any services under this Section VIII. All services provided by Nestor pursuant to Section VIII shall be provided to TSA, not to TSA's customers.

D. Nestor shall deliver to TSA all enhancements and upgrades to the Nestor Software that it makes generally available at no charge to other licensees of PRISM, other than enhancements or upgrades which Nestor is prohibited to offer by statute or applicable precedent. Nestor shall give TSA notice of the scheduling releases no later than such notice is given generally to other licensees of PRISM. Such enhancements and upgrades shall be subject to all of the terms and conditions of this Agreement.

E. All payments due under this Section VIII shall be due thirty (30) days after the end of the month in which the services or expenses to which they relate were rendered or incurred. Payments for partial staff weeks or staff months shall be prorated. If and to the extent Nestor delivers to TSA any software as part of such activities, such software shall be subject to all of the terms and conditions of the License and this Agreement.

IX. Source-Code Escrow

     Within 30 days after execution of this Agreement Nestor shall deliver to the escrow agent a copy of the source code of the Nestor Software, per the terms of the escrow agreement attached hereto as Exhibit A. Such escrow agreement provides that the source code shall be delivered out of escrow to TSA only if Nestor
     (i) files for a liquidating bankruptcy or

     (ii) is otherwise liquidated and is, or its successor in interest is, and will continue to be, unable to furnish to TSA the technical support contemplated by this Agreement or

     (iii) Nestor does not materially provide the technical support contemplated by this Agreement and continues not to supply such technical support for twenty days after notice by TSA of its failure to supply such technical support.

     Any source code delivered out of escrow to TSA shall be used by TSA solely to maintain and enhance the Nestor Software delivered to Sublicensees, and shall be subject to the provisions of Section VII of this Agreement. Notwithstanding the foregoing, TSA shall be permitted to deliver to any Sublicensee such source code delivered out of escrow as shall be necessary to permit such Sublicensee to maintain the Nestor Software or to update or to modify existing scoring models or to create new scoring models, in the event the source code is released to sublicensees under 2.7 of the Attachment set forth in Schedule C.

     Other than TSA's right to terminate this Agreement per Section VI.B for breach, and a potential refund under III.A, TSA's right to obtain source code shall constitute TSA's exclusive remedy and Nestor's exclusive liability for the failure of Nestor or any successor to Nestor to provide the technical support contemplated by this Agreement. All expenses relating to such escrow arrangement shall be borne by Nestor.

X. Miscellaneous

A. TSA will cause any and all of the Nestor Software and all advertising or other marketing material of any kind, documentation and packaging therefor to be marked and labeled with and/or reference Nestor's patent rights, copyrights, and/or trade names in the form and style furnished by Nestor to TSA. TSA shall not otherwise use or make reference to such rights, marks or names of Nestor without the advance written permission of Nestor. Nestor may, at any time and from time to time, in its sole discretion, alter or revoke its instructions pursuant hereto; provided, however, that TSA shall be permitted to use then existing stocks of documentation and advertising materials unless, in the opinion of counsel to Nestor, such use would be legally inadvisable, in which case Nestor shall reimburse TSA for the cost of the existing materials.

B. Neither this Agreement, the License or other interest hereunder shall be assignable by either party.

C. The headings and captions used in this Agreement are for convenience only and are not to be used in the interpretation of this Agreement.

D. The failure of either Party to require performance of any provision of this Agreement shall not affect the right to subsequently require the performance of such or any other provision of this Agreement. The waiver of either Party of a breach of any provision shall not be taken or held to be a waiver of any subsequent breach of that provision or any subsequent breach of any other provision of this Agreement.

E. The Parties are independent contractors and engage in the operation of their own respective businesses. Neither Party is the agent or employee of the other Party for any purpose whatsoever. Nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the two Parties. Neither Party has the authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party.

F. If any provision of this Agreement is, or is determined to be, invalid, illegal or unenforceable, all remaining provisions of this Agreement shall nevertheless remain in full force and effect. Should any provision of this Agreement be found or held to be invalid, illegal or unenforceable, in whole or in part, such provision shall be deemed amended to render it enforceable in accordance with the spirit and intent of this Agreement.

G. This Agreement has been entered into, delivered, and is to be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York (without giving reference to choice of law provisions) from time to time in effect. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to any of the transactions which are contemplated by this Agreement.

H. If a dispute arises out of or relates to this Agreement, the License, a breach thereof or TSA's use of the Nestor Software, and if said dispute cannot be settled through direct discussions, the Parties agree to first endeavor to settle the dispute in an amicable manner by mediation in New York, New York administered by the American Arbitration Association under its' Commercial Mediation Rules. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, the License, a breach thereof or TSA's use of the Nestor Software, shall be settled by arbitration before three neutral arbitrators (selected from a panel of persons having experience with and knowledge of computers and the computer business, at least one of whom shall be an attorney) in administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Such arbitration shall be located in New York, New York if commenced by TSA, and in Chicago, Illinois if commenced by Nestor. Any provisional or equitable remedy which would be available from a court of law shall be available from the arbitrators to the Parties. In any such proceeding limited civil discovery shall be permitted for the production of documents, which shall be governed by the Federal Rules of Civil Procedure --(without reference to any local rules of a particular court). All issues regarding discovery requests shall be decided by the arbitrators. Judgment upon the award of the arbitrators may be enforced in any court having jurisdiction thereof. The prevailing party shall be entitled to reasonable attorney's fees. The Parties hereby consent to the non-exclusive jurisdiction of the courts of the State of New York or to any Federal Court located within the State of New York for any action (i) to compel arbitration, (ii) to enforce the award of the arbitrators or (iii) at any time prior to the qualification and appointment of the arbitrators, for temporary, interim or provisional equitable remedies and to service of process in any such action by registered mail, return receipt requested, or by any other means provided by law.

I. This Agreement contains the entire and exclusive agreement of the Parties with respect to its subject matter. This Agreement replaces an agreement between the Parties dated September 19, 1996 and amended April 18, 1997 and January 14, 1998 (the "Original Agreement"). The Parties rights and obligations under the Original Agreement continue through the date of this Agreement; thereafter the Parties rights and obligations are governed by this Agreement.

Except as otherwise provided in the previous sentence, this Agreement supersedes any agreements and understandings, whether written or oral, entered into by the Parties prior to its effective date and relating to its subject matter. No modification or amendment of this Agreement shall be effective unless it is stated in writing, specifically refers hereto and is executed on behalf of each Party.

J. Except as otherwise specified, all notices, payments, certificates and reports hereunder shall be deemed given and in effect as of the date of mailing, when sent by express mail (or other overnight delivery service), postage prepaid, addressed to the Parties as set forth in the preamble to this Agreement directed in each case to the President of the Party receiving the notice (and if to TSA, with copy to General Counsel of TSA) or to such other addresses as the Parties may from time to time give written notice. Each Party shall use its best efforts to respond expeditiously to requests of the other Party made pursuant to this Agreement.

K. Except for failure to make any payment when due, neither Party hereto shall be liable to the other for failure or delay in meeting any obligations hereunder as the result of strikes, lockouts, war, Acts of God, fire, flood or acts of government, if beyond the reasonable control of such Party.

L. For a period of one year following the date of this Agreement Nestor shall provide office space, at no charge, at Nestor's facility for one TSA senior project management person to assist Nestor with TSA related projects. In addition, Nestor shall supply customary equipment and support, other than computer equipment. TSA shall remain responsible for all of the salary and benefits and other employment obligations of such person.

M. So long as TSA owns not less than ten per cent of the then issued and outstanding shares of Nestor, Nestor agrees on a "best efforts basis" to devote a minimum of five full time incremental qualified personnel toward the Nestor Software specifically related to TSA's needs. Such needs include, but are not limited to, modeling and engineering (these personnel do not need to be new hires).

     IN WITNESS WHEREOF, the Parties hereto have set their hands by their duly authorized representatives as of the day and year first above written.

TRANSACTION SYSTEMS ARCHITECTS, INC.                 NESTOR, INC.

By:   /s/ William E. Fisher                 By:  /s/ Nigel Hebborn
  ---------------------------------          --------------------------------

Name:  William E. Fisher                 Name:   Nigel Hebborn
    ---------------------------------          --------------------------------

Title:   Chief Executive Officer        Title:   Chief Financial Officer
    ---------------------------------          --------------------------------